Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, CEO and President
July 30, 2009

Thank you James, and good morning everyone.

During the second quarter we made great progress in strengthening our balance sheet. Liquidity and cash generation has been one of our top priorities during the first half of the year. This is reflected in the $440 million cash position on our balance sheet. James provided details on a number of financing activities that have improved our liquidity. We also made progress in confronting a variety of challenges associated with the recession. Our businesses continued to right-size their operations and are maintaining tight control of their costs and staffing levels. Trinity has a seasoned group of employees who have been through periods of decreased demand before and know how to respond appropriately.

The current economic climate has challenged many of our customers. Our businesses are working with some customers to provide flexibility in respect to the timing of deliveries in return for mutually beneficial, longer term transactions. All of our businesses are aggressively pursuing orders to maintain as much production continuity as possible.

The diversity of our portfolio is apparent in our operating results. Our businesses are confronting a variety of market scenarios. We anticipate that each quarter will have its own unique set of challenges because of the uncertainty surrounding the direction of the economy. An example is the write-down of goodwill in our Railcar Group. This reflects the significant decrease in railcar demand that has occurred recently in North America. It is caused in part by the large number of railcars that are currently idle on the tracks.

We are closely monitoring all our markets for opportunities and signs of recovery. At this point we are seeing some positive improvements in demand for our highway related businesses. Most of our businesses continue to experience uncertainty in their markets. We are taking a cautious view in our planning and management activities.

Thus far, the recession has impacted our railcar manufacturing businesses more than our other businesses. Our Rail Group continued to reduce its production levels during the second quarter. We expect volumes to decline further as we go through the next few quarters. Our railcar leasing company generated solid earnings for the quarter. Steve will provide more information on the Rail Group during his comments.

I am pleased with the way our Construction Products Group improved its financial performance during the second quarter compared to the first quarter. This group’s year over year revenue level was down slightly as a result of the economic slowdown, but its profitability improved dramatically compared to the first quarter. Until the overall economy improves, we expect our Construction Products Group to have lower than normal business activity and profitability.

Our Inland Barge Group performed well during the second quarter. It is continuing to benefit from the positive momentum associated with long production runs. The size of the barge order backlog allowed our barge business to continue to operate at a high level of productivity. We obtained some orders for barges during the second quarter and have a steady flow of inquiries for additional orders. We continue to expect our profitability to decrease in the barge business as we progress through the year. Bill will provide margin projections during his comments.

Our Energy Equipment Group’s second quarter profit was flat compared to last year. Our large order backlog for structural wind towers provided production continuity during the 2nd quarter. We expect orders for structural wind towers to improve when the North American wind energy industry begins its next stage of growth. It remains very difficult to precisely determine when this will occur. Financing for wind projects and a lack of electricity transmission capacity located near wind farms are two crucial factors that impact this industry. We are planning for a recovery in this business to begin in late 2010 or the first part of 2011. We are ready to respond quickly if a recovery begins earlier. We continue to remain highly focused on productivity and cost reduction initiatives as we produce towers from our large backlog of orders.

At this point, I am pleased with Trinity’s overall position and financial strength given the state of the general economy. We are continuing to weather the recession much better than we did during the last economic downturn in 2001. We are focused on enhancing our balance sheet and aggressively pursuing orders. We are also closely monitoring and reviewing a variety of opportunities. Historically, our businesses have strengthened their market leadership positions during down cycles and we expect this to be the case during the current down turn. The diversity of our multi-industry platform and our liquidity allow us time to think through a variety of tactics and strategies.

Our performance during the second quarter reflects the talents and hard work of our people; the diversification of our businesses; our emphasis on efficient manufacturing; and the strength of our market leadership positions. In a rapidly changing business climate like the one we are experiencing today, it is extremely difficult to establish firm forecasts. In light of this, we are continuing to evaluate business conditions daily and make decisions on a month to month basis. One of our strengths is our flexibility and we will continue to shift and direct our resources in areas that will build shareholder value.

I will now turn it over to Steve Menzies for his comments.